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                                                                   EXHIBIT 99.15

                         COMPREHENSIVE CARE CORPORATION
                            DEBENTURE EXCHANGE OFFER
                           FREQUENTLY ASKED QUESTIONS


         1.      Q.       WHAT IS THE DEBENTURE CONSENT FOR?

                 A. All Debentureholders are separately asked to consent to four proposals, including that the Debenture acceleration be rescinded. Rescission of Acceleration is a precondition of consummation of the Exchange, and is the most important proposal for your consent. Debentureholders holding aggregately at least a majority of the outstanding principal amount of Debentures can consent to rescind the acceleration. The other proposals are intended to facilitate the Exchange. Depending on the circumstances, the other proposals may not be essential to a successful exchange. We request Debentureholders to consider all of the proposals and consent so that the Exchange can be accomplished. Only Debentures that are tendered and accompanied by a Consent will be accepted for exchange.


         2.      Q.       WHAT DO I RECEIVE IN EXCHANGE FOR DEBENTURES THAT I
                          TENDER?

                 A. For every $1,000 of principal amount, and a waiver of default interest and interest accrued on default interest, you will receive $580 in cash and 24 shares of Common Stock of Comprehensive Care Corporation. Part of the amount will be considered interest. The tax consequences for a typical holder are described in the Offering Circular.


         3.      Q.       HOW MUCH INTEREST HAS ACCRUED PER $1,000?

                 A. If the Debenture acceleration is rescinded, the amount of interest that would be due will include five missed semi-annual interest payments of $37.50 each. The five interest installments due aggregate $187.50, and interest has accrued and will accrue on that default interest and will have added another $21.44 as of November 15, 1996, and the total increases by approximately another $.02 or $.03 per day thereafter. This is the amount of interest that a non- tendering Debentureholder will receive before the acceleration is rescinded. If the acceleration is not rescinded, the entire principal amount continues to be due immediately, and the accrued interest (and the interest on the default interest) is due and payable in full immediately. If the acceleration is rescinded, whatever portion of the next $37.50 interest payment that has accrued from October 15, 1996 on the outstanding principal amount (approximately $.21 per day) will be included in the $37.50 semi-annual interest payment due and payable April 15, 1997.


         4.      Q.       ARE THE SHARES OF COMMON STOCK ISSUED IN THE EXCHANGE
                          FREELY-TRADEABLE?

                 A. That depends on the Debentures you hold now; if they are freely tradeable, an exchange should give you freely tradeable shares. Comprehensive Care is relying on an exception to the requirement to register the shares that requires that no commissions be paid by Comprehensive Care to persons for soliciting holders to exchange. No commissions will be paid by Comprehensive Care. Employees, officers or directors may solicit exchanges but will receive no additional compensation for that service.


         5.      Q.       WHAT HAPPENS TO DEBENTURES THAT ARE NOT TENDERED?

                 A. If the Exchange does not take place because the acceleration is not rescinded, you will remain the holder of a Debenture that is due and payable in full. However, if the Debenture acceleration is rescinded, Debentures that are not tendered will have been paid the overdue interest and interest on overdue interest. A condition to the Exchange Offer is that the principal and interest of Debentures will no longer be accelerated. After rescission of the acceleration, Debentures will continue to accrue interest at the rate of 7 1/2% per year. Interest payments will follow the original semi-annual April 15 - October 15 schedule until maturity in 2010, at which time the principal amount will become due. To that extent, the holder will become more reliant on sale of Debentures to provide liquidity. However, there will be fewer Debentures outstanding, and if the Debentures are traded more thinly, there would be a material risk of reduced liquidity of Debentures.


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         6.      Q.       HOW CAN I TENDER DEBENTURES?

                 A.       1.      If you wish to tender Debentures that you
                                  hold in your own name, you must complete a Letter of Transmittal form and submit it to the Exchange Agent yourself. To obtain the form for yourself, give me your name and address to confirm that you hold your Debentures directly; or


                          2. If you wish to tender Debentures that you hold through a broker, nominee or fiduciary, you should request and instruct that such person tender Debentures for you. Forms have been sent to all known brokers, nominees or fiduciaries,; however, to assure they obtain the form for you, give me your broker's, nominee's or fiduciary's name and address to confirm that such person is on the mailing list for these materials.
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         7.      Q.       WHAT IS THE EXCHANGE AGENT'S ADDRESS?

                 A.       TRUSTEE AND EXCHANGE AGENT:

                 First Trust of California, National Association
                 180 East Fifth Street, Suite 200
                 St. Paul, Minnesota  55101



         8.      Q.       CAN I CHANGE MY MIND AND WITHDRAW DEBENTURES THAT I
                          TENDERED OR DIRECTED TO BE TENDERED?

                 A. Yes, but only if the notice of withdrawal is received prior to the expiration date and only if you or your broker gives written notice.

                          1. If you are the holder of record (i.e., you are on the Trustee's official list of registered holders holding Debentures), you yourself should send a signed and dated notice of withdrawal to First Trust of California, National Association, 180 East Fifth Street, Suite 200, St. Paul, Minnesota 55101. The notice must state the exact name of, and be signed by, the registered owner, the principal amount of Debentures to withdraw from the Offer and that the registered holder is withdrawing Debentures tendered by the registered holder.


                          2. If you are holding Debentures through a broker, then you are not considered to be a registered holder yourself and, instead of giving notice yourself, you should instruct the broker who tendered the Debentures on your behalf to withdraw them by giving written notice. The notice must state the exact name of, and be signed by, the registered owner, the principal amount of Debentures to withdraw from the Offer and that the registered holder is withdrawing Debentures tendered by the registered holder.


         9.      Q.       HOW CAN I RE-TENDER ANY DEBENTURES I PREVIOUSLY
                          TENDERED AND THEN WITHDREW?

                 A. To re-tender a withdrawn or rejected Debenture, you must submit another Letter of Transmittal form. You could obtain another copy of the form or use any reasonable facsimile of the Letter of Transmittal form.


         10.     Q.       HOW WILL I KNOW THAT MY DEBENTURES HAVE BEEN
                          EXCHANGED?

                 A. The Offer Period will expire not earlier than December 23, 1996. The Company may keep the Offer open for a longer period of time without notice by making a public announcement. The Exchange will be consummated at approximately the same time as the interest payment to cure the existing Events of Default. The Exchange Agent will deliver certified checks and stock certificates in the amount of the Exchange Consideration as promptly as practicable thereafter.


         11.     Q.       WHAT SHOULD I KNOW ABOUT TAXES?

                 A. The circumstances of a particular holder sometimes affect the tax consequences. There is no federal tax consequence of any kind to adoption of the Proposals. The tax effects for typical persons of the Exchange are described in the Offering Circular under "Potential Federal Income Tax Consequences - Effects on the Debentureholders." To the extent you want legal advice or that you may have particular circumstances that may affect the tax results, you must consult your own legal, tax or accounting counsel.